Exhibit 99.1

2006

Q1

I	FIRST QUARTER REPORT SUMMARY

BEHRINGER HARVARD MID-TERM VALUE ENHANCEMENT FUND I LP

CORPORATE HEADQUARTERS

15601 Dallas Parkway
Suite 600
Addison, Texas 75001
866.655.3600

INVESTOR INFORMATION

For additional information about
Behringer Harvard and its real estate
programs, please contact us at
866.655.3650.

Highlights

Fund Details

•             The Fund’s properties were 100% leased at the end of the first quarter of 2006.

•             Investors continued to receive distributions at a 6% annualized rate.

Financial Statement Details

•             Total revenue was approximately $1.4 million, as compared to $1.3 million in the fourth quarter of 2005. This increase resulted primarily from the Fund’s first full-quarter of rental income from the 1401 N. Plano Road property (ASC Building) that was acquired in December 2005.

•             Net operating income decreased approximately $38,000 during the first quarter of 2006 due primarily to unexpected maintenance expenses at 7400 S. Tucson Way in Denver.

•             Total liabilities rose primarily as a result of additional expense accruals.

Market Details

•             The Denver office market, location of the 7400 S. Tucson Way building, absorbed approximately 259,000 square feet during the first quarter of 2006. Lease rates in this market were unchanged, but there was a slight increase in occupancy.

•             Home of the Hopkins Building, the Minneapolis office market had approximately 308,000 square feet of net absorption during the first quarter.

•             The Dallas office market, where the remainder of the Fund’s assets are located, had nearly 450,000 square feet of absorption. This represents the fifth consecutive quarterly gain for the market.

BEHRINGER HARVARD MID-TERM VALUE ENHANCEMENT FUND I LP

FINANCIAL HIGHLIGHTS (Unaudited)

NET OPERATING INCOME (NOI)

(in thousands)	Three months ended Mar. 31, 2006	Three months ended Dec. 31, 2005

Total revenue	$1,369	$1,253

Operating expenses
Property operating expenses	357	236
Real estate taxes	202	174
Property and asset management fees	92	82
Less: Asset management fees	(41)	(36)
Total operating expenses	610	456

Net operating income(1)	$759	$797

RECONCILIATION OF NOI TO NET INCOME

Net operating income(1)		$759	$797

Less:	Depreciation & amortization	(468)	(409)
	General & administrative expenses	(142)	(168)
	Asset management fees	(41)	(36)
Add: Interest income		4	31

Net income		$112	$215

CONDENSED CONSOLIDATED BALANCE SHEET

	Mar. 31, 2006	Dec. 31, 2005

Gross total assets	$39,445	$39,478
Less: Accumulated depreciation and amortization	(2,323)	(1,822)
Net total assets	$37,122	$37,656

Total liabilities	$2,046	$1,843
Total partners’ capital	35,076	35,813
Total liabilities and partners’ capital	$37,122	$37,656

In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments (of a normal recurring nature) necessary to present fairly our consolidated financial position as of March 31, 2006 and December 31, 2005 and our unaudited condensed consolidated results of operations for the three months ended March 31, 2006 and December 31, 2005. A copy of the Partnership’s Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov, or by visiting behringerharvard.com, or by written request to the Partnership at its corporate headquarters.

This quarterly report summary contains forward-looking statements, including discussion and analysis of the financial condition of Behringer Harvard Mid-Term Value Enhancement Fund I LP (which may be referred to as the “Partnership,” “we,” “us,” or “our”) and our subsidiaries, our anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our limited partners in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

(1) Net operating income (NOI) is defined as net income, computed in accordance with generally accepted accounting principles (GAAP), generated from properties before interest expense, asset management fees, interest income, general and administrative expenses, depreciation, amortization and minority interests. Management believes that NOI provides the investor with an accurate measure of the Partnership’s operating performance because NOI reflects the operating performance of its properties and excludes certain items that are not associated with management of the properties. To facilitate understanding of this financial measure, a reconciliation of net operating income to net income has been provided in accordance with GAAP.

Published 06/06
© 2006 Behringer Harvard	6050146